INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this _21_ day of _March , 2014, by and among ACP Strategic Opportunities Fund II, LLC, a Delaware Limited Liability Company (the “Company”), Barlow Partners Inc. (the “Adviser”), a Delaware corporation and Ascendant Capital Partners, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Company is registered as a non-diversified, closed-end series management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser and Sub-Adviser are both separately registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act’); and

WHEREAS, the Company desires to retain the Adviser and the Sub-Adviser to render investment management services with respect to the series set forth in Exhibit A attached hereto and such other series as the Company and the Adviser may agree upon (the “Fund” or “Funds”), and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Duties of Adviser. The Company employs the Adviser to manage the investment and reinvestment of the assets of the Company, and to continuously review, supervise and (where appropriate) administer the investment program of the Company, to determine in its discretion (where appropriate) the investments to be purchased or sold, to provide Pinnacle Fund Administration (the “Administrator”) and the Company with records concerning the Adviser’s activities which the Company is required to maintain, and to render regular reports to the Administrator and to the Company’s officers and Board of Trustees (the “Trustees”) concerning the Adviser's discharge of the foregoing responsibilities. The retention of the Sub-Adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Trustees and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of each Fund as set forth in its Private Placement Memorandum (“PPM”), Statement of Additional Information and Declaration of Company, as amended from time to time, and applicable laws and regulations.

The Adviser accepts such employment and agrees, at its own expense, to render the services required by it to perform the services on the terms and for the compensation provided herein. The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Company.

2.	Duties of Sub-Adviser. The Company hereby appoints the Sub-Adviser to act as an investment sub-adviser for the Funds, subject to the supervision and oversight of the Adviser and the Trustees. The Sub-Adviser accepts such employment and agrees, at its own expense, to render the services required by it to perform the services on the terms and for the compensation provided herein. Gary Shugrue, the Sub-Adviser’s Chief Investment Officer (“CIO”) and President, will serve as Portfolio Manager of the Funds, and will have final say on all portfolio management decisions. The Sub-Adviser in collaboration with the Adviser will be involved in all aspects of Company’s investment program including, without limitation, portfolio construction, manager selection, and manager due diligence.

The Sub-Adviser accepts such appointment and shall discharge its duties in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of each Fund as set forth in its PPM, Statement of Additional Information and Declaration of Company, as amended from time to time, and applicable laws and regulations.

3.	Company Transactions. The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of a Fund’s investments and is directed to use its best efforts to obtain the best net results as described from time to time in the Fund’s PPM and Statement of Additional Information. The Sub-Adviser will promptly communicate to the Adviser, Administrator and to the officers and the Trustees such information relating to the Company’s investment transactions as they may reasonably request. Additionally, the Adviser reserves the right to direct the Sub-Adviser, upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten (10) business days of receiving such notice.

4.	Compensation. For the services to be rendered by the Adviser and Sub-Adviser as provided in this Agreement, the Company shall pay an annual management fee (the “Management Fee”) equal to 1.50% of the net asset value of each Member’s Units. The Management Fee shall be subject to an adjustment (the “Management Fee Adjustment”) based on the annual returns of each Member’s Units. The Management Fee is calculated and accrued monthly and paid out on a monthly basis. The Management Fee will be determined in accordance with the scale as specified in Exhibit B, which is attached and made part of this Agreement. The Management Fee shall be allocated to the Adviser and the Sub-Adviser as described in Exhibit B. For purposes of determining the Management Fee, net assets will be determined by taking into account net realized gain or loss and the net change in unrealized appreciation or depreciation of net assets.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.	Other Expenses. The Adviser shall pay all expenses of printing and mailing reports, PPMs, Statements of Additional Information, and sales literature relating to the solicitation of prospective shareholders. The Company shall pay all expenses of mailing to existing shareholders PPMs, Statements of Additional Information, proxy solicitation material and shareholder reports.

6.	Excess Expenses. If the expenses for the Company for any fiscal year (including fees and other amounts payable to the Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which shares of the Company are qualified for offer and sale, the Sub-Adviser shall bear such excess cost.

Expenses payable by the Adviser pursuant to this Section 6 shall be paid on a monthly basis (subject to fiscal year end reconciliation) by the Sub-Adviser.

7.	Reports. The Company, the Adviser, and Sub-Adviser each agree to furnish to the others, if applicable, current PPMs, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

8.	Status of Adviser and Sub-Adviser. The services of the Adviser and Sub-Adviser to the Company are not to be deemed exclusive, and the Adviser and Sub-Adviser shall both be free to render similar services to others so long as the services to the Company are not impaired thereby. The Adviser and Sub-Adviser shall each be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

9.	Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act which are prepared or maintained by the Adviser or Sub-Adviser on behalf of the Company are the property of the Company and will be surrendered promptly to the Company on request.

10.	Liability and Indemnification.

(a) Neither the Adviser nor the Sub-Adviser guarantee the future performance of the Funds or any specific level of performance, the success of any investment decision or strategy that may be used or the success of the overall management of the Funds by Adviser and Sub-Adviser. The Company understands that investment decisions made for the Funds by Adviser and Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

(b) The Adviser shall indemnify the Sub-Adviser, the Company and the Funds (“Sub-Adviser Indemnified Persons”) from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”), which the Sub-Adviser Indemnified Persons?? may sustain arising out of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

(c) The Sub-Adviser shall indemnify the Adviser, the Company and the Funds (the “Adviser Indemnified Persons”) from and against any and all Losses, which the Adviser Indemnified Persons may sustain arising out of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

11.	Representations.

(a) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Company of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Company and the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Company, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(b) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Company and Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Company and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Company, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

12.	Permissible Interests. Trustees, agents, and shareholders of the Company are or may be interested in the Adviser and Sub-Adviser (or any successors thereof) as directors, partners, officers, or members, or otherwise; directors, partners, officers, agents, and members of the Adviser are or may be interested in the Company as Trustees, Members or otherwise; and the Adviser (or any successor) is or may be interested in the Company as a shareholder or otherwise.

13.	License of Sub-Adviser's Name. The Sub-Adviser hereby agrees to grant a license to the Company for use of its name in the names of the Company and the Funds for the term of this Agreement and such license shall terminate upon termination of this Agreement.

14.	Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees or by vote of a majority of the outstanding voting securities of the Company; provided, however, that if the Shareholders of the Company fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder.

Adviser agrees that it could not perform the advisory services hereunder without the substantial participation of the Sub-Adviser. In the event that the Sub-Adviser resigns or is terminated by either the Board or Fund Members, Adviser agrees to resign hereunder no later than the date of such Sub-Adviser resignation or termination, as the case may be, and agrees not to provide further services to the Funds. Adviser further agrees to take no action with the intent of inducing the Board or the Fund Members to terminate the Sub-Adviser, including without limitation, seeking the termination of the Funds. Notwithstanding the foregoing, should either the Adviser or the Sub-Adviser be no longer capable of fulfilling its duties under this Agreement, the Board may retain either the Adviser or the Sub-Adviser, as the case may be, if necessary pursuant to the Board’s fiduciary obligations and responsibilities under applicable law. The obligations and prohibitions of Adviser pursuant to this Paragraph shall survive the termination of this Agreement.

This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Company on not less than 30 days nor more than 60 days written notice to the Adviser and Sub-Adviser, or by the Adviser or Sub-Adviser at any time without the payment of any penalty, on 90 days written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 14, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

15.	Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

(a) if to the Company:
150 N. Radnor Chester Rd., Suite C220
Radnor, PA 19087
Attention: President;

(b) if to the Adviser:
880 Third Avenue, 3rd Floor
NYC, NY 10022
Attention: President

(c) if to the Sub-Adviser:
150 N. Radnor Chester Rd.
Suite C220, Radnor, PA 19087
Attention: President

16.	Amendment. This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the Investment Company Act.

17.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

A copy of the Certificate of Company of the Company is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Company individually but binding only upon the assets and property of the Company.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

ACP Strategic Opportunities Fund II, LLC

By:

Name: Gary E. Shugrue
Title: President & Chief Investment Officer

Attest:

ASCENDANT CAPITAL PARTNERS

By:

Name: Gary E. Shugrue
Title: President & Chief Investment Officer

Attest:

BARLOW PARTNERS INC.

By:

Name: George Hambrecht
Title: President

Attest:

EXHIBIT A

FUNDS

ACP Strategic Opportunities Fund II, LLC

EXHIBIT B

MANAGEMENT FEE

(1) Management Fee and Management Fee Adjustment

The Adviser and Sub-Adviser shall receive an annual Management Fee equal to 1.00% or 1.50% of the Fund’s net assets, depending on the Management Fee Adjustment based on the Fund’s trailing twelve month return. Specifically, the actual monthly Management Fee will equal one-twelfth of the applicable Net Management Fee below based on the Fund’s annual return for the preceding twelve-month period. The Management Fee will be calculated and accrued monthly and paid monthly. The Management Fee Adjustment will be determined in accordance with the following scale:

Return for the Prior 12 - Month Period	Management Fee Adjustment	Net Management Fee
Less than 6.00% of the Fund’s capital account	- 0.50%	1.00%

Greater than 6.00% of the Fund’s capital account	—	1.50%

(2) Allocation of Management Fee.

The Sub-Adviser will be allocated a portion of the Management Fee based on the net revenues generated from the Fund and dependent on the assets under management (AUM) and in accordance with the table below. Net revenues are defined as revenues after any sales commissions, platform fees, fee rebates or selling fees. To clarify, the Sub-Adviser will receive 100% on the fees from first $60mm of AUM, 75% of the fees from the AUM between $60mm to $100mm, 50% of the fees from the AUM between $100mm and $300,000,000 then 25% of the fees from the AUM greater than $300,000,000

Range	% to Sub- Adviser	% to Adviser

<= $60,000,000	100%	0%
$60,000,000 to $100,000,000	75%	25%
$100,000,000 to $300,000,000	50%	50%
>$300,000,000	25%	75%